Exhibit 99.1

FG Nexus Board of Directors Approves Affordable Housing Real Estate Acquisition Strategy and $10 Million Investment in FG Communities

Company plans to change its name to FG Communities Holdings, Inc.

Charlotte, NC, September 16, 2026 (GLOBE NEWSWIRE) - FG Nexus (Nasdaq: FGNX, FGNXP) (the “Company”) today announced that its Board of Directors has approved a strategy to acquire affordable housing communities and make a $10 million investment in FG Communities, Inc. (“FG Communities”), representing approximately 10% of FG Communities outstanding common stock. FG Communities, a privately held self-administered and self-managed real estate company focused on preserving and improving affordable housing through the acquisition and operation of manufactured housing communities, has a growing portfolio of 96 communities with over 4,000 home sites either owned or pending acquisition. FG Communities will remain a separate, independently operated company following the Company’s investment. This strategy is the next step in the Company’s previously announced transition into a real estate operating company focused primarily on the acquisition and management of land-lease affordable housing communities.

Direct and Indirect Investments in Affordable Housing

The Company’s strategy has two components: direct acquisitions of real property by the Company itself, and an indirect investment through its $10 million investment in FG Communities, which will continue to operate independently under its own management. The Company plans to pursue a strategy of acquiring real estate with land-lease affordable housing communities. The Company expects to fund direct property acquisitions through a combination of cash on hand, debt financing and proceeds from issuances of its common stock. The structure and financing of each acquisition will depend on the characteristics of the property, prevailing market conditions and the Company’s capital-allocation priorities.

Certain officers and directors of the Company, including Kyle Cerminara, also hold significant equity positions in, and serve as officers and directors of, FG Communities. Because certain directors and officers of the Company are affiliated with FG Communities, the Company’s proposed investment was evaluated and approved by the Board of Directors following a review and recommendation from its Special Committee, consisting solely of independent directors, and an independent financial advisor. Kyle Cerminara, Chairman and Chief Executive Officer of the Company, also serves as President and Chairman of FG Communities.

Kyle Cerminara, Chairman and Chief Executive Officer of the Company, stated:

“The planned real estate acquisition strategy marks an important step in our transformation into a leading owner and operator of land-lease affordable housing communities. The Company’s mission will be to preserve and improve affordable housing in the United States. We estimate that the total addressable market for affordable housing communities in the United States exceeds $500 billion. It is a large and highly fragmented market that we intend to participate in meaningfully over the coming decades. We have identified a strong pipeline of potential acquisition opportunities. Leveraging FG Nexus’s balance sheet and access to capital should allow us to aggressively acquire land-lease affordable housing communities and build a substantial portfolio of income-producing real estate.“Mr. Cerminara continued:

“FG Communities has built a scalable operating platform for the acquisition and management of land-lease affordable housing communities. We believe our investment in FG Communities provides an immediate and opportune investment opportunity in land-lease affordable housing communities. We also anticipate that our investment in FG Communities will benefit the Company in growing and optimizing its planned affordable housing portfolio.”

Corporate Name and Ticker Symbol Changes

In connection with its strategic transformation, the Company plans to change its corporate name to FG Communities Holdings, Inc. The Company’s new name reflects its strategic focus on affordable housing and does not reflect majority ownership or control of FG Communities, Inc., which is a separate, privately held company.

The Company also plans to change the Nasdaq ticker symbol for its common stock from FGNX to FGC and the ticker symbol for its 8.00% Cumulative Preferred Stock, Series A, from FGNXP to FGCPP.

The name and ticker-symbol changes are expected to become effective soon, subject to completion of applicable corporate filings and confirmation by Nasdaq. Until the effective date, the Company’s common and preferred stock will continue to trade under FGNX and FGNXP, respectively. The Company will announce the effectiveness of the changes to the Company’s name and ticker symbols.

No action is expected to be required from existing stockholders in connection with the name or ticker-symbol changes.

About FG Nexus

FG Nexus (Nasdaq: FGNX, FGNXP) is a merchant bank and real estate focused operating company.

The FGNX® logo is a registered trademark.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are entitled to the protection of the safe-harbor provisions of those laws.

Forward-looking statements include statements concerning the closing and anticipated benefits of the Company’s proposed investment in FG Communities; the Company’s strategy to make direct investments in affordable housing communities; the acquisition, ownership, operation and financing of manufactured housing communities; the use of cash, debt financing and proceeds from common-stock issuances to fund acquisitions; the proposed corporate name and ticker-symbol changes; future share repurchases; the Company’s acquisition pipeline and growth strategy; and the anticipated size and long-term characteristics of the manufactured housing market.

These statements are based on management’s current expectations, assumptions, estimates and projections and involve risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially from those expressed or implied by these statements.

Relevant risks include, among others, the Company’s ability to complete the proposed investment on anticipated terms; obtain required corporate, regulatory and Nasdaq approvals; successfully identify, finance, complete and integrate property acquisitions; obtain debt or equity financing on acceptable terms; manage leverage and potential dilution from equity issuances; realize anticipated operating and financial benefits; maintain adequate liquidity; and appropriately manage potential conflicts of interest arising from related-party transactions.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statement except as required by law.

Contacts

Media Contact

media@fgnexus.io

Investor Contact

invest@fgnexus.io